SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2020

ROCKY MOUNTAIN HIGH BRANDS, INC.

(Exact name of the registrant as specified in its charter)

Nevada	000-55609	90-0895673
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9101 LBJ Freeway, Suite 200; Dallas, TX	75243
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 800-260-9062

______________________________________________________

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement

On May 4, 2020 our Board of Directors approved our agreement to acquire a commercial bottling operation in Plano, Texas under the terms of an Asset Purchase Agreement (the “Agreement”) with Raw Pharma, LLC (“Raw Pharma”). The acquisition was made through our newly formed subsidiary, Rocky Mountain Productions, Inc. The assets acquired include extensive fixtures, machinery, and other equipment. The facility is 20,000 square feet, with another 15,000 square feet of adjacent space available. Our plan is to use the facility to continue co-packing our beverages, the beverages of our private label clients, and to start a new line of hand sanitizer filling business.

The purchase price for the assets consists of a combination of cash, common stock, and assumption of indebtedness, including:

•	$1,750,000 in cash, to be paid as follows:
o	$250,000 to be paid on or before August 15, 2020
o	$500,000 to be paid on or before November 30, 2020
o	$750,000 to be paid in 9 monthly installments from May 2020 through January of 2021; and
o	$250,000 to be paid on or before March 1, 2021

•	27,000,000 shares of our common stock to be issued to Raw Pharma or its designees; and

•	Assumption or re-financing of Raw Pharma’s bank debts secured by the equipment in the amount of $1,007,000. Beginning June 15, 2020, we are required to make monthly note payments on the equipment of $20,000 until the bank debt is refinanced or paid off; and

•	Assumption of the premises lease for the plant, and assumption of certain equipment leases.

Until the entire purchase price is paid in full, the assets acquired will be subject to a security interest in favor of Raw Pharma. In addition, we have agreed to employ two of Raw Pharma’s key employees for not less than three months, and to grant both of these employees 100,000 shares of restricted stock.

Expansion plans for the plant include adding an additional production line for hand sanitizer for 2, 4, 6, 8, and 16-ounce bottles. This includes a labeler, a shrink sleeve with a steamer, and a capper. We also need to add a pallet wrapper to the facility. On the current shot production line that has been retrofitted to accommodate hand sanitizer production, we need to add capacity to augment the production of 2, 4, 6, 8, and 16-ounce bottles. We also need to add a shrink wrap for cases. Additional capital needs to acquire and install the equipment listed above are estimated to be approximately $500,000.

We intend to fund the cash payments required under the agreement with Raw Pharma, as well as the cash needed to buy the additional equipment described above, from the expected cash flow provided by the operations of the facility. In the event that cash flow from the facility’s operations is insufficient to meet our payment obligations or to fund our additional equipment needs, we will be required to secure sufficient additional debt and/or equity financing arrangements to meet these needs. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

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Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

The shares to be issued in connection with the Asset Purchase Agreement with Raw Pharma, as described above, were issued in a private transaction to a single entity and two related individuals. We did not engage in any general solicitation or advertising in connection with these issuances. Accordingly, the stock issuances as described above were exempt from registration under Section 4(a)(2) of the Securities Act.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Asset Purchase Agreement with Raw Pharma, LLC
10.2	Bill of Sale with Raw Pharma, LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

 ROCKY MOUNTAIN HIGH BRANDS, INC.

Date: May 8, 2020

By: /s/ Michael Welch

Michael Welch

Chief Executive Officer

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